DERIVED INFORMATION [6/06/06]

[$823,225,000]

Senior, Mezzanine & Subordinate Bonds Offered

(Approximate)

[$835,975,100]

Total Certificates Offered & Non-Offered

Home Equity Pass-Through Certificates, Series 2006-5

Credit Suisse First Boston Mortgage Securities Corp.

Depositor

[U.S. Bank, N.A.]

Trustee

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates with a file number of 333-130884. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1- 800-221-1037.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement that will be prepared for the securities offering to which this free writing prospectus relates. This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The information in this free writing prospectus is preliminary, and may be superseded by an additional free writing prospectus provided to you prior to the time you enter into a contract of sale. This preliminary free writing prospectus is being delivered to you solely to provide you with information about the offering of the securities referred to herein. The securities are being offered when, as and if issued. In particular, you are advised that these securities, and the asset pools backing them, are subject to modification or revision (including, among other things, the possibility that one or more classes of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus. As a result, you may commit to purchase securities that have characteristics that may change, and you are advised that all or a portion of the securities may not be issued that have the characteristics described in these materials. Our obligation to sell securities to you is conditioned on the securities and the underlying transaction having the characteristics described in these materials.

A contract of sale will come into being no sooner than the date on which the relevant class has been priced and we have confirmed the allocation of securities to be made to you; any “indications of interest” expressed by you, and any “soft circles” generated by us, will not create binding contractual obligations for you or us. You may withdraw your offer to purchase securities at any time prior to our acceptance of your offer.

Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation that these materials are accurate or complete and may not be

Statistical Collateral Summary – Interest Only Collateral

All information on the Mortgage Loans is approximate, includes a portion of the prefunding, and is based off of rolled scheduled balances as of the 4/01/06 cutoff date. The mortgage loans do not provide for any payments of principal in the first two or five years following origination. The final numbers will be found in the prospectus supplement. Thirty-day delinquencies and sixty-day delinquencies will represent less than 1.5% and 0.5% of the Mortgage Loans, respectively. The Original Loan-to-Value (OLTV) ratio displayed in the tables below employs the Combined Loan-to-Value (CLTV) ratio in the case of second liens.

Total Number of Loans	588
Total Outstanding Loan Balance	$161,019,599*	Min	Max
Average Loan Current Balance	$273,843	$33,790	$960,000
Weighted Average Original LTV	79.9%**
Weighted Average Coupon	7.34%	5.38%	12.50%
Arm Weighted Average Coupon	7.33%
Fixed Weighted Average Coupon	7.57%
Weighted Average Margin	5.54%	2.25%	7.75%
Weighted Average FICO (Non-Zero)	655
Weighted Average Age (Months)	5
% First Liens	99.80%
% Second Liens	0.20%
% Arms	96.30%
% Fixed	3.70%
% of Loans with Mortgage Insurance	0.00%

*Interest Only loans will be approximately [$166,000,000] of the total [$850,000,100] in collateral.

**Note, for second liens, CLTV is employed in this calculation.

		Total	%	Avg		WA
	No of	Scheduled	Scheduled	Scheduled	WAC	CLTV	WA	WA
Debt to Income	Loans	Balance	Balance	Balance	%	%	FICO	DTI
<= 0.0	1	342,000	0.2	342,000	9.75	95.0	745	0.0
5.1 - 10.0	2	1,449,967	0.9	724,983	6.06	81.1	657	9.8
10.1 - 15.0	6	1,984,773	1.2	330,796	6.72	88.5	654	12.1
15.1 - 20.0	7	1,616,750	1.0	230,964	7.43	76.2	628	18.5
20.1 - 25.0	16	4,662,896	2.9	291,431	7.00	84.8	652	22.5
25.1 - 30.0	39	9,568,821	5.9	245,354	7.25	87.0	660	28.0
30.1 - 35.0	58	14,453,164	9.0	249,192	7.24	90.7	646	32.8
35.1 - 40.0	91	25,685,607	16.0	282,259	7.41	90.5	653	38.0
40.1 - 45.0	154	41,284,043	25.6	268,078	7.38	94.4	659	43.0
45.1 - 50.0	199	55,407,919	34.4	278,432	7.42	93.4	657	47.8
50.1 - 55.0	15	4,563,661	2.8	304,244	6.94	89.9	634	52.6
Total:	588	161,019,599	100.0	273,843	7.34	91.9	655	40.8

		Total	%	Avg		WA
	No of	Scheduled	Scheduled	Scheduled	WAC	CLTV	WA	WA
FICO	Loans	Balance	Balance	Balance	%	%	FICO	DTI
526 - 550	1	120,000	0.1	120,000	9.05	75.0	546	27.0
551 - 575	4	900,685	0.6	225,171	8.14	71.5	562	42.0
576 - 600	55	14,052,625	8.7	255,502	7.54	89.2	592	41.3
601 - 625	115	28,942,937	18.0	251,678	7.37	87.6	615	40.9
626 - 650	148	38,181,023	23.7	257,980	7.31	92.4	639	40.4
651 - 675	123	36,326,698	22.6	295,339	7.40	93.5	663	40.7
676 - 700	57	17,881,000	11.1	313,702	7.17	92.4	687	40.1
701 - 725	40	11,789,408	7.3	294,735	7.20	94.1	714	40.6
726 - 750	26	7,367,598	4.6	283,369	7.32	96.5	735	44.0
751 - 775	10	2,614,641	1.6	261,464	7.35	96.9	761	39.2
776 - 800	8	2,676,584	1.7	334,573	6.99	99.2	790	41.6
801 >=	1	166,400	0.1	166,400	8.49	100.0	801	47.7
Total:	588	161,019,599	100.0	273,843	7.34	91.9	655	40.8

		Total	%	Avg		WA
	No of	Scheduled	Scheduled	Scheduled	WAC	CLTV	WA	WA
Documentation Type	Loans	Balance	Balance	Balance	%	%	FICO	DTI
Full	350	92,253,961	57.3	263,583	7.10	90.1	641	39.9
Reduced	178	50,433,627	31.3	283,335	7.64	95.8	677	42.2
No Income/ No Asset	1	342,000	0.2	342,000	9.75	95.0	745	0.0
Stated Income / Stated Assets	59	17,990,011	11.2	304,915	7.70	89.8	663	41.6
Total:	588	161,019,599	100.0	273,843	7.34	91.9	655	40.8

		Total	%	Avg		WA
	No of	Scheduled	Scheduled	Scheduled	WAC	CLTV	WA	WA
IO Productd	Loans	Balance	Balance	Balance	%	%	FICO	DTI
Arm 2/28 - 120m IO	3	642,686	0.4	214,229	7.37	83.5	603	38.8
Arm 2/28 - 24m IO	10	3,112,953	1.9	311,295	7.66	83.9	634	43.9
Arm 2/28 - 60m IO	455	126,241,687	78.4	277,454	7.30	92.6	654	40.7
Arm 3/27 - 120m IO	1	163,997	0.1	163,997	6.25	100.0	725	38.1
Arm 3/27 - 36m IO	2	368,500	0.2	184,250	6.73	63.5	623	30.0
Arm 3/27 - 60m IO	83	21,744,857	13.5	261,986	7.54	93.3	670	42.1
Arm 5/25 - 60m IO	11	2,818,479	1.8	256,225	6.77	79.4	651	38.0
Fixed Rate - 120m IO	5	1,188,592	0.7	237,718	7.69	78.9	639	45.7
Fixed Rate - 60m IO	18	4,737,848	2.9	263,214	7.54	86.8	645	37.9
Total:	588	161,019,599	100.0	273,843	7.34	91.9	655	40.8

		Total	%	Avg		WA
	No of	Scheduled	Scheduled	Scheduled	WAC	CLTV	WA	WA
Interest Only Period (Months)	Loans	Balance	Balance	Balance	%	%	FICO	DTI
24	10	3,112,953	1.9	311,295	7.66	83.9	634	43.9
36	2	368,500	0.2	184,250	6.73	63.5	623	30.0
60	567	155,542,871	96.6	274,326	7.33	92.2	656	40.7
120	9	1,995,275	1.2	221,697	7.47	82.1	635	42.9
Total:	588	161,019,599	100.0	273,843	7.34	91.9	655	40.8